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                                                                     EXHIBIT 8.4

November 27, 1996

Mr. Bob Story
American Access Technologies, Inc.

Dear Mr. Story:

This letter sets forth the terms and conditions under which Capital International Securities Group, Inc. (CSI) will render certain investment banking services to American Access Technologies, Inc. (the "Company") related to proposed $100,000 bank loan and private placement of the Company's securities.

     1. CSI proposes to use its best efforts to offer securities on behalf of the Company in a private offering exempt from the registration requirements of the Securities Act of 1933, as amended (the "Private Placement"), the sale of which will result in gross proceeds of up to $450,000. CSI shall have the right to approve the ultimate offering, including but not limited to the Private Placement Memorandum and all ancillary documentation which shall be furnished by the Company. It is anticipated that the offering will be Convertible Preferred Stock.

     2. The Company represents to CSI that the Private Placement Memorandum will be accurate and complete in all material respects and will not include any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading.

All information furnished to CSI by the Company will be accurate and complete in all material respects at the time furnished and CSI does not assume responsibility for the information furnished. The Company confirms that CSI, in rendering its services hereunder, may use and rely on such information without independent verification thereof.

     3. In consideration for CSI services in connection with the Private Placement, the Company agrees to pay CSI a fee equal to 12% of the gross proceeds of Private Placement and non-accountable expenses equal to 3% of the gross proceeds of the offering at the closing. CSI shall receive a commission of 3% of the bank loan upon closing of the loan.

     4. The term of the CSI engagement hereunder shall extend for a period ending November 30, 1999 unless extended by mutual agreement of the parties hereto. The Company will pay CSI the cash fee set forth in paragraph 3 hereof with respect to any securities sold in the offering up to the maximum amount of the offering based on sales to (i) those potential investors which will have been contacted by CSI during its engagement hereunder; (ii) any subsidiary or affiliate thereof. CSI shall also have the right of first refusal for a period of three

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years after the date hereof, contingent on CSI successful completion of the
Private Placement, to act as the Company's managing underwriter or offering agent for any public offerings or private placement of its securities contemplated by the Company or any of its subsidiaries, and to act as the Company's agent for any merger involving the Company or any of its subsidiaries, the acquisition by the Company or any of its subsidiaries of any entity or the assets thereof and the acquisition of the Company or any of its subsidiaries by another entity. The right of first refusal herein shall not apply to borrowing by the Company from bankers other lending institutions unless otherwise arranged by CSI. This right of first refusal shall be on terms equal to those proposed by third parties, and CSI shall be required to promptly advise the Company as to whether its desires to exercise the right of first refusal herein, and in all events it shall advise the Company within a period of 30 days after a proposal is submitted by the Company to CSI.

     5. In addition to any fees that may be payable to CSI, and regardless of whether a financing is consummated, the Company hereby agrees to reimburse CSI for all of its accountable out-of-pocket fees and expenses arising out of CSI efforts on the Company's behalf, provided that any such expenses exceeding $5,000 in total shall require your express written consent. Reasonable out-of-pocket fees and expenses include, but are not limited to, costs such as the cost of legal fees, telephone, telecopier, courier services, accommodations and travel. All such expenses shall be credited against the non-accountable expense allowance payable upon completion of the offering. Upon the earlier of the termination or expiration of this Agreement, or the consummation of the Private Placement, all outstanding costs and expenses shall be due and payable.

     6. The Company will indemnify CSI and its officers, directors and employees against all claims, damages, liability and litigation expenses (including the expenses of CSI, in connection with, its investigation and defense of any such claim involving litigation) as the same are incurred, related to or arising out of its activities hereunder, including any actual or alleged misrepresentation or omission of a material fact from the Company's Private Placement Memorandum.

     7. The services or advice to be provided by CSI hereunder shall not be disclosed publicly or made available to third parties not affiliated with the Company without CSI prior written approval, which approval shall not be unreasonably withheld, except as required by law, including but not limited to the Company's obligations under the applicable securities laws. All information concerning the Company that is not publicly available will be treated by CSI as confidential and will be revealed to third parties only on a need-to-know basis, unless legally compelled.

     8. This agreement shall be governed by the laws of the state of Florida and may not be amended or modified except in writing signed by both parties.

     9. This agreement and all rights and obligations thereunder shall be binding upon and inure to the benefit of each party's successors and may not be assigned without the other party's



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consent.

     10. The Company agrees to allow CSI to have a representative attend all Board of Directors meetings at the Company during the term of this Agreement. CSI will receive ten (10) days' written notice of such meetings.

If the foregoing meets with your acceptance and is in accordance with your understanding, please so indicate by signing and returning to us the enclosed duplicate of this letter.

                                       Yours very truly,


                                       CAPITAL INTERNATIONAL
                                       SECURITIES GROUP, INC.




                                       By: /s/
                                          ---------------------------------

Agreed to and Accepted this 24th day of
December, 1996.

AMERICAN ACCESS TECHNOLOGIES, INC.


By: /s/ Bob Story
   -------------------------------
   Bob Story
   President









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